Exhibit 99.1

Astellas Pharma US, Inc.

Important Update Regarding the Availability of VIBATIV® (telavancin for injection)

November 16, 2011

Dear Customer:

This communication is to advise you of an issue that has occurred at the third party manufacturer of VIBATIV.  The manufacturer has informed Astellas that they have notified the United States Food and Drug Administration of an ongoing investigation related to their production equipment and processes. The notification includes all products manufactured at their facility which remain within expiry, including current batches of VIBATIV.

Based on this information and our ongoing commitment to patient safety, Astellas Pharma US, Inc. has decided to voluntarily place a hold on distribution of VIBATIV to wholesalers until more information is available.  Astellas is not withdrawing the product from the market and we are not requesting that our distributors and wholesalers stop selling the product.

Astellas is not aware of any adverse reactions or safety issues with the use of VIBATIV related to manufacturing concerns. We will continue to carefully evaluate the situation and inform you as new information becomes available.

The duration of the distribution hold is difficult to predict and may result in product shortages. When initiating or continuing VIBATIV therapy, Astellas recommends checking with the dispensing pharmacy for availability of VIBATIV.

Adverse reactions or quality problems experienced with the use of this product may be reported to Astellas Pharma US, Inc. at 1-800-727-7003 or FDA at

Three Parkway North, Deerfield, IL 60015-2537	011K-022-4629
Tel: 1-800-888-7704 Fax: 1-800-688-6668

1-800-FDA-1088 or www.fda.gov/medwatch.

We are committed to resolving this issue and will continue to provide you with updates as new information becomes available. For information on the use of VIBATIV, please read the full U.S. prescribing information at www.vibativ.com/PrescribingInformation.aspx or contact Astellas Medical Information at 1-800-727-7003.

For product availability information, please do not hesitate to contact your Astellas Trade Account Director.

Sincerely,

Kenton Stewart

Vice President Health Systems

Three Parkway North, Deerfield, IL 60015-2537	011K-022-4629
Tel: 1-800-888-7704 Fax: 1-800-688-6668